INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Community Bankshares, Inc.


We consent to incorporation by reference into the registration statement No. 333-18461 on Form S-8 of Community Bankshares, Inc. of our report dated January 31, 1997, relating to the consolidated balance sheets of Community Bankshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-KSB of Community Bankshares, Inc.


                                               J. W. Hunt and Company, LLP


Columbia, South Carolina
March 14, 1997




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